EXHIBIT 10.2
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is dated and effective as of October 1, 2025 (the “Effective Date”) by and between Sinclair, Inc. and any successor Company (“Company”) and LMR Board Service & Advisory LLC for services of Lucy Rutishauser, an individual (“Consultant”). The parties agree as follows:

1.ENGAGEMENT; SERVICES.

(a) Engagement. Company retains Consultant to provide, and Consultant shall provide, strategic consulting services as mutually agreed to by Company and Consultant, which may include, without limitation, transition and advisory services with respect to the Company’s new CFO and additional consulting services (collectively, the “Services”).

(b) Independent Contractor. The parties hereby acknowledge and agree that, on or prior to the Effective Date, Consultant’s previous employment with Company will terminate, and Consultant will no longer be an employee of Company. Consultant shall at all times act as an independent contractor and shall not be considered an employee or agent of Company, nor represent itself as having any authority to approve or accept any proposal on behalf of Company, nor make any promise, representation, contract or other commitment binding upon Company.

(c) Compensation and Other

(i)Services Fee. (a) Company agrees to pay Consultant a services fee in the amount of $593.75 per hour for each hour that services are performed during the term of this Agreement (the “Services Fee), beginning on the Effective Date and continuing through the Termination of this Agreement, unless mutually extended by Company and Consultant in writing, and (b) Company shall pay Consultant for a minimum of eight (8) hours per week during such Term, which shall be pro-rated for any partial weeks. On a monthly basis, Consultant shall submit to Company an itemized invoice of the hours worked, including all hours above the minimum 8 hours. Consultant shall be compensated solely at the hourly rate specified as the Services Fee, and in no event shall Consultant be entitled to any compensation in excess of such rate, including but not limited to overtime pay, holiday pay, or vacation pay.

(ii)Health Insurance Fees: Should Consultant elect to continue their health, vision and dental insurance coverage (including spouse coverage) with Company (under COBRA) following the Effective Date (and Consultant’s retirement from their previous employment with Company), Company shall pay for such COBRA coverage or, at the election of Consultant, shall reimburse Consultant for any cost and expense actually incurred by Consultant for such COBRA coverage during the time Consultant is rendering services hereunder. Notwithstanding anything contained in this Agreement to the contrary, there shall not be (i) an extension of the COBRA coverage beyond eighteen (18) months from the Effective Date (the “Applicable COBRA Period”) or (ii) any obligation by Company to pay for COBRA coverage or reimburse Consultant for such COBRA coverage beyond eighteen (18) months from the Effective Date; provided, however, that during the portion of the Term that extends past the Applicable COBRA Period, Company agrees to reimburse Consultant for any cost incurred by Consultant to secure and maintain equivalent health, vision and dental insurance to that provided to Consultant (and Consultant’s spouse) during the Applicable COBRA Period and (ii) Company shall pay Consultant any amounts necessary to compensate Consultant for any additional tax obligation incurred by Consultant as a result of the obligations related to health, vision and dental insurance set forth in this Section 1(c)(ii) (including, without limitation, under this sentence).

EXHIBIT 10.2

(iii)In connection with Consultant’s execution of this Agreement, Company and Consultant shall enter into an amendment (the “SARs Amendment”) to each outstanding award of stock appreciation rights (“SARs”) held by Consultant granted under the Sinclair, Inc. 2022 Stock Incentive Plan (the “SARs Plan”) to extend the post-termination exercise period of the SARs on a Qualifying Termination (as defined in the SARs Amendment) from three (3) months or twelve (12) months, as applicable, to the ten (10)-year expiration date of the SARs.

(iv)The Company may, upon notice to the Consultant, withhold payments for work which is not performed in compliance with this Agreement and/or reasonably question any item(s) reflected on the Consultant's invoice ("the Disputed Work"). Pending the settlement or resolution of the Disputed Work, the non-payment of these items shall not constitute a default of this Agreement. The Company shall pay all amounts due that are not in dispute. In the event the Company withholds any payments from the Consultant due to the Disputed Work, the Company shall concurrently provide the Consultant with a detailed written notice setting forth the reason(s) for such non-acceptance, and the Consultant shall have a reasonable opportunity to correct such work or provision of evidence as to the validity of Consultant’s work. Upon such correction or undisputed confirmation that work was performed pursuant to this Agreement, the withheld amounts shall be promptly paid.

(v)Consultant agrees to keep accurate records verifying any travel expenses directly related to this engagement, and Consultant shall provide such records to Company in its monthly invoice. Travel and incidental expenses for which Company will be responsible must be reasonable (e.g. consistent with the then-current travel policies applicable to Company executives with equivalent seniority to Consultant’s role immediately prior to the Effective Date) approved in advance in writing by Company, verifiable with no markup, and consistent with the Company’s travel and entertainment policy and practices with Consultant immediately prior to the Effective Date. The Company will advise whether Consultant is to use the Company’s travel service to book such travel. Company has the right to cap Consultant out-of-pocket costs. Consultant is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by Consultant under this Agreement, and for all obligations, reports, and timely notifications relating to those taxes.

(vi)Out of Pocket Expenses: During the term of this Agreement, Company agrees to timely reimburse Consultant solely for pre-approved (in writing) out of pocket costs, which may include, without limitation, certain supplies, mobile phone and data plan equivalent to what Consultant had immediately prior to the Effective Date, travel, meals, lodging, entertainment and registration costs incurred as part of performing services under this Agreement; Consultant’s annual membership in the National Association of Corporate Directors (NACD); registration, fees and expenses associated with Consultant’s service on ATSC’s Business Advisory Council (collectively, “Out of Pocket Expenses”).

(vii)Facilities and Systems: Company shall use commercially reasonable efforts to provide Consultant with an office space on days when Consultant is on-site at the Corporate headquarters. Company shall make available to Consultant a laptop and a card key to access building, which laptop and card key shall be returned by Consultant to Company upon termination of this Agreement. Company shall provide access to the Company’s network to the extent Company reasonably determines such access is required in connection with Consultant’s Services.

EXHIBIT 10.2
(viii)Company shall pay Consultant no later than 30 calendar days from invoice date for all Service Fees, Health Insurance Fees, and Out-of-Pocket Expenses incurred by Consultant and invoiced to Company.

(d) Reporting. Consultant’s primary contacts will be the CEO and/or Vice Chairman of the Company or such persons’ successors with an equivalent title.

(e) Services. Without limiting the scope of Services, Consultant shall:

(i)perform the Services;

(ii)devote as much productive time, energy, and ability to the performance of their duties under this Agreement as may be necessary to provide the required Services in a timely and productive manner;

(iii)communicate with Company about progress Consultant has made in performing the Services; and

(iv)use commercially reasonable efforts to perform the Services in a professional manner,and shall not intentionally cause any situation or occurrence which brings Consultant or Company into public disrepute, contempt, scandal, or ridicule, or which shocks, insults, or offends the public, or Company, as reasonably determined by Company.

2.    TERM AND TERMINATION.

(a)Term. This Agreement shall become effective upon the Effective Date and shall continue, unless it is terminated earlier in accordance with subsection 2(b) below, for two (2) years (the “Term”).

(b)Termination. This Agreement may be terminated (i) by either party without ‘good cause’ upon sixty (60) days’ advance written notice (a “Termination for Convenience”), or (ii) immediately by Company or Consultant for “good cause”. For purposes of this Agreement, “good cause” by Company shall mean the material breach of the Agreement, Consultant engaging in activities that present a conflict of interest not previously approved by Company, Consultant’s disclosure of confidential Company information in a manner not authorized by Company, unsatisfactory Work Product not resolved, gross misconduct, committing theft, fraud, or any other criminal act, engaging in harassment or discrimination directed towards Company's employees, contractors, vendors, clients and/or customers, or violation of federal, state or local law, or (iii) immediately by Consultant for “good cause”. For purposes of this Agreement, “good cause” by Consultant shall mean (i) the Company’s material breach of the Agreement, gross misconduct, committing theft, fraud, or any other criminal act, engaging in harassment or discrimination directed towards Consultant, or violation of federal, state or local law, or (ii) a change of control of Company or other material restructuring involving the merger of all or substantially all of Company’s broadcast assets with a third-party or a spin-off or split of Sinclair Ventures, Inc. from the Company (a “Company Transaction”), in each case in which the acquiring or surviving party with respect to such Company Transaction declines to assume this Agreement.

(c) Effect of Termination. Notwithstanding anything to the contrary herein:

(i)Upon a Termination for Convenience of this Agreement by Consultant at any time, or upon Company’s termination for “good cause”, then Company shall only be liable for payment of Services Fees for Services rendered by Consultant pursuant to this Agreement prior to such

EXHIBIT 10.2
termination date and any Out of Pocket Expenses incurred by Consultant prior to such termination date; and

(ii) In the event of a Termination for Convenience by Company or Termination for “good cause” by Consultant, at any time during the Term, Consultant shall receive a one-time payment in an amount equal to the remaining Services Fees (calculated as 8 hours per week) and Health Insurance Fees that would have otherwise been payable to Consultant during the remainder of the Term absent such Termination for Convenience by Company or Termination for “good cause” by Consultant (an “Early Termination Payment”), any Out of Pocket Expenses incurred by Consultant prior to such termination date, and any Services Fees and Health Insurance Fees due and payable through the Termination date.

3.    WARRANTY.

Consultant warrants and represents that all Services (i) will be accurate to the best of the Consultant’s knowledge and performed in a timely and professional manner; (ii) meet Company’s and Consultant’s mutually agreed upon written requirements and specifications; and (iii) to the knowledge of Consultant, will conform to all applicable laws and regulations. Consultant further warrants and represents that any software, technologies or other elements used as a part of its Services are properly licensed and do not infringe the proprietary rights of any third party.

4.    CONFIDENTIAL INFORMATION.

Consultant acknowledges that during her provision of services for Company, Consultant will have access to confidential and proprietary information regarding the business of Company and/or its subsidiaries and affiliates and their clients (the “Company Entities”). This confidential and proprietary information includes, but is not limited to, (a) information regarding the business, operations, or internal structure of the Company Entities, including marketing and product strategy, distribution, and sales information, (b) any method and/or procedure relating or pertaining to projects developed or to be developed by the Company Entities, and/or (c) the Company Entities’ intellectual property (including trade secrets, designs, plans and other technical specifications), which information or knowledge Consultant shall have obtained while providing services for Company, and which is otherwise of a secret or confidential nature (collectively, “Confidential Information). Consultant agrees that they shall not disclose to any person, other than in the course of performing its consulting duties for Company, any Confidential Information unless otherwise required by law or government/court order. In addition, Consultant (x) shall use due care and diligence to prevent the unauthorized use or disclosure of such information, and (y) shall be responsible for any breaches of such Confidential Information by its employees.

Within twenty-four hours of the termination of this Agreement, the Consultant and/or its employees and subcontractors shall return to the Company the product of all Services, including all source code, data, materials and other work product, and copies thereof, in their then current condition, whether created by Consultant or supplied to it in connection with this Agreement. If and to the extent such data and materials in the Consultant's possession is incapable of being returned, the Consultant shall destroy or delete (to the extent practicable and undertake not to attempt to recover) all such information and copies thereof.

In the event that Consultant is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process or under the provision of applicable law or regulation) to disclose any of the Confidential Information or the fact that the Confidential Information has been made available, it is agreed that Consultant will provide Company with prompt written notice of such request(s) so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event

EXHIBIT 10.2
that such protective order or other remedy is not obtained, or that Company waives compliance with the provisions of this Agreement, Consultant agrees to furnish only that portion of the Confidential Information which, based upon the advice of Consultant’s counsel, Consultant is compelled to disclose and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information which is being disclosed.

5.     WORKS MADE FOR HIRE.

Consultant agrees and acknowledges that Company (or its designee) is the sole and exclusive owner of the rights to the results, fruit, proceeds and work product in connection with Consultant’s Services, this Agreement, or any services agreement with Company, including, but not limited to, all drawings, plans, original works of authorship, ideas, projects, scripts, artwork, software programs, applications, strategies, lay-outs, story boards, slogans, designs, reports and other documents, whether or not protected or capable of protection under the law of copyrights, trademarks, patents or trade secrets (collectively, “Work Product”). The Work Product shall upon creation become the property of Company, and all evidence thereof shall, without any compensation to Consultant, become the property of Company. All of the Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (U.S.C. 17 §101), as amended, such that all copyrights in such Work Product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of Company (or its designee). If for any reason any or all of the Work Product does not qualify as "work made for hire," Consultant is deemed to have hereby irrevocably, sold, assigned and transferred to Company all right, title and interest in and to the copyright(s) in such Work Product. Consultant agrees that it will require any third party whom Consultant retains to assist with or contribute to the Work Product to acknowledge in writing that Company has all rights, title and interest in the Work Product; and in the event it is determined that such third party has rights to the Work Product, said party will transfer such rights to Company without charge. Should Company desire to apply for or secure any copyright, trademark or trade name registration(s) or patent(s) on or related to any part(s) or all of the Work Product, Consultant will assist in securing such protection without any further compensation to Consultant.

6.    INDEMNIFICATION

Company agrees to fully release Consultant from, and to fully indemnify and defend Consultant against, any and all claims, damages, liabilities, costs and expenses, including reasonable outside counsel fees, arising from Consultant’s work related to the Services or the Company, except to the extent that any such claims, damages, liabilities, costs and expenses are due to Consultant’s intentional misconduct. Company shall add Consultant to Company’s insurance policies for coverage including but not limited to Company’s D&O insurance policy and E&O insurance policy.

7.    GOVERNING LAW AND ARBITRATION

(a)Choice of Law. The laws of the state of Maryland govern this Agreement (without giving effect to its conflicts of law principles).

(b)Arbitration. Consultant and Company each agree to submit any dispute or controversy arising out of or relating to this Agreement (a “Dispute”) exclusively to final and binding arbitration before a mutually agreeable and neutral arbitrator (provided, however, that in the event the Parties are unable to agree on an arbitrator, the arbitrator shall be appointed by the American Arbitration Association in accordance with its rules for employment disputes), by providing a written request to the other party within three (3) months following the event or occurrence giving rise to a Dispute. The arbitrator shall be bound by the qualifications and disclosure provisions and the procedures set forth in the 1989 Model Employment Arbitration Procedures of the American

EXHIBIT 10.2
Arbitration Association and shall order such discovery as is appropriate to the nature of the claim and necessary to the adjudication thereof. Arbitration proceedings shall be held in Baltimore County, Maryland. The arbitrator shall determine the prevailing party in the arbitration and the costs of the arbitration shall be paid by the non-prevailing party. Consultant and Company agree that this arbitration shall be the exclusive means of resolving any dispute or controversy arising out of or relating to this Agreement and that no other action will be brought by either party in any court or other forum. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR ALL DISPUTES HEREUNDER; ONLY THE ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE SUCH A DISPUTE.

8.    NOTICES.

(a)Writing; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication required or permitted by this Agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this Agreement: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email with receipt.

(b)Addresses. A party shall address notices at the following addresses:

If to Company:	Sinclair, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Attention: General Counsel

With a copy to:	[ ]

If to Consultant:	Lucy Rutishauser
[ ]

With a copy to:	[ ]

9.NON-COMPETITION/NON-HIRE/NON-SOLICITATION.

(a)Consultant shall not, during the Term of this Agreement and for a period of six (6) months after termination of this Agreement for any reason directly or indirectly, participate in any activity involved in the ownership, operation, production, distribution, or monetization of any broadcast stations, that is, materially competitive with the Company or its subsidiaries. As used herein, “participate” means lending one’s name to, acting as a consultant or adviser for, being employed by, or in any capacity that involves providing services, expertise, or strategic input to such business or enterprise, unless approved by the Company.
(b)During the Term of this Agreement, and for twelve (12) months thereafter (regardless of the reason why this Agreement is terminated), Consultant will not directly or indirectly:
(1)hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of (i) Company or each of its direct and indirect parents, affiliates, subsidiaries, or (ii) any broadcast stations, cable networks and other businesses owned, operated, or programmed directly or indirectly by Company or its direct or indirect parents,

EXHIBIT 10.2
affiliates or subsidiaries ((i) and (ii) collectively, the “Sinclair Entities”) or any person who was an employee of any of the Sinclair Entities within the prior twelve (12) month period; or
(2)solicit, in competition with any of the Sinclair Entities, the business of any customer of any of the Sinclair Entities or any entity whose business any of the Sinclair Entities solicited during the twelve (12) months period prior to Consultant’s termination.
(c)Notwithstanding anything else contained in this Section 9, Consultant may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national securities exchange if Consultant is not otherwise affiliated with such corporation.
(d)The six (6) and twelve (12) month time periods referred to in this Section 9 of this Agreement shall be tolled on a day-for-day basis for each day during which Consultant participates in any activity in violation of Section 9 of this Agreement so that Consultant shall be restricted from engaging in the conduct referred to in Section 9 of this Agreement for a full six (6) or twelve (12) months.
For purposes of this Section 9, “Designated Market Area” shall mean the designated market area (“DMA”) as defined by The Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

10.ASSIGNMENT.

This Agreement may not be assigned or delegated by Consultant without Company’s advance written consent, however, Consultant acknowledges and agrees that Company may assign this Agreement and its rights and obligations under this Agreement to an affiliate or subsidiary of Company or to a third party in connection with a Company Transaction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
11.AUTHORITY.

Company represents and warrants that Company has all necessary authority and approvals to execute, deliver and perform this Agreement and upon execution and delivery by Consultant, this Agreement will be a legally binding obligation of Company enforceable in accordance with its terms.
12.MISCELLANEOUS.

This Agreement constitutes the final agreement of the parties, and cannot be amended or changed except by a written amendment signed by authorized representatives of both parties. All prior and contemporaneous communications, negotiations, and agreements between the parties relating to the subject matter of this Agreement are expressly merged into and superseded by this Agreement. For clarity, nothing in this Agreement shall reduce or impact any payments owed to Consultant or obligations of Consultant pursuant to Consultant’s prior Employment Agreement with Company and/or its subsidiaries. If any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, but this Agreement will be construed as if those invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions

EXHIBIT 10.2
would result in such a material change so as to cause completion of the transactions contemplated by this Agreement to be unreasonable.

13.CONTRA PROFERENTEM CLAUSE: Rule of Interpretation:

This Agreement has been negotiated by the parties and in the event of any dispute concerning its meaning or interpretation, the provisions shall not be construed against either party as the drafter.

EXHIBIT 10.2
IN WITNESS WHEREAS, the parties have executed this Agreement as of the date noted below.

COMPANY:		CONSULTANT:

Sinclair, Inc.		LMR Board Service & Advisory LLC
A Maryland Corporation

By:	/s/ Christopher Ripley	By:	/s/ Lucy Rutishauser
Name:	Christopher Ripley	Name:	Lucy A. Rutishauser
Title:	CEO

Date:	10/1/2025	Date:	10/1/2025